Exhibit 99.1

Individual Trustees
Daniel O. Conwill, IV
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, N.A., CORPORATE TRUSTEE

P.O. BOX 550 / (800) 852-1422 / AUSTIN, TEXAS 78767

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO SECOND QUARTER 2006 DISTRIBUTION

AUSTIN, TEXAS June 28, 2006—TEL OFFSHORE TRUST announced that there will be no trust income distribution for the second quarter of 2006 for unitholders of record on June 30, 2006.

Gas revenues recorded by the Working Interest Owners on the Trust properties decreased from $560,132 in the first quarter of 2006 to $23,169 in the second quarter of 2006. The decrease in gas revenue during the Trust’s second quarter of 2006 was primarily due to the continuation of hurricane-related disruptions experienced during 2005. Gas production on Eugene Island 339 is currently expected to resume later in 2006 after a sales point on the existing platform is built by the operator to replace the Eugene Island 338 sales platform destroyed by Hurricane Rita, and assuming transportation availability is fully restored on a third-party transmission pipeline that incurred significant hurricane-related damage. The operator of this pipeline has advised that hurricane-related damages on their pipeline are more extensive than previously thought, and the Working Interest Owner of this property has advised the Trustee that it is currently evaluating various alternatives for transportation as production is also restored. The average price received for natural gas increased 31% to $8.73 per Mcf in the second quarter of 2006 from $6.66 per Mcf in the first quarter of 2006, while natural gas volumes decreased to 2,654 Mcf from 84,153 Mcf.

Crude oil revenues recorded by the Working Interest Owners decreased 4% to $5,400,972 in the second quarter of 2006 from $5,637,170 in the first quarter of 2006. Oil volumes during the second quarter of 2006 decreased 10% to 89,309 barrels, compared to 99,608 barrels of oil produced in the first quarter of 2006. The revenues and oil volumes recorded by the Working Interest Owners for the first quarter of 2006 included positive adjustments net to the Trust by a Working Interest Owner of 21,299 barrels and $941,690 on Eugene Island 339 and 6,447 barrels and $405,931 on Ship Shoal 182/183, due to a correction of master data and reconciliation of non-unit wells for 2004 and 2005 on Eugene Island 339, and October 2005 revenue revisions and master data corrections on Ship Shoal 182/183. The average price received for oil increased 7% to $60.47 per barrel in the second quarter of 2006 from $56.59 per barrel in the first quarter of 2006.

The Trust’s share of capital expenditures increased by $3,926,842 in the second quarter of 2006 to $5,654,409, as compared to $1,727,567 in the first quarter of 2006. The higher capital expenditures in the first quarter of 2006 were due primarily to expenditures related to the building of the oil pipeline and sales point on Eugene Island 339 and complex facility repairs on Ship Shoal 182/183.

The Trust’s share of operating expenses decreased by $28,360 in the second quarter of 2006 to $907,654 as compared to $936,014 for the first quarter of 2006. Based upon the current diminished production due to hurricane-related damages, the current deficit for expenditures subject to recovery from future royalty income, estimated future capital expenditure projects for repairs or tie-backs to alternative pipelines, and additional potential future exploratory activities being considered by Working Interest Owners, the Corporate Trustee does not expect there to be any cash income distributions during the remainder of 2006 and potentially during a portion or all of 2007.

This press release contains forward-looking statements. Although the Working Interest Owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2005 under “Item 1A. Risk Factors.” Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release

JPMORGAN CHASE BANK, N.A.

AS CORPORATE TRUSTEE

CONTACT: Mike Ulrich

(800) 852-1422

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